EXHIBIT 10.23



                              AMENDED AND RESTATED
                         JONES LANG LASALLE INCORPORATED
                     CO-INVESTMENT LONG-TERM INCENTIVE PLAN

                             Dated December 16, 2005

                              AMENDED AND RESTATED
                         JONES LANG LASALLE INCORPORATED
                     CO-INVESTMENT LONG-TERM INCENTIVE PLAN

                                TABLE OF CONTENTS

     SECTION                                                 PAGE
     -------                                                 ----

     I.     Purpose                                          3

     II.    Eligibility                                      3

     III.   Specific Terms of Grants                         3

     IV.    Administration                                   5

     V.     General Provisions                               5


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
                              AMENDED AND RESTATED
                         JONES LANG LASALLE INCORPORATED
                     CO-INVESTMENT LONG-TERM INCENTIVE PLAN

I.  PURPOSE

The Jones Lang LaSalle Incorporated Co-Investment Long-Term Incentive Plan (the "Plan") is designed to provide a select group of management or highly compensated employees and independent contractors of Jones Lang LaSalle Incorporated (the "Company"), or any now existing or hereafter established or acquired subsidiary or affiliate ("Affiliate"), with an opportunity to benefit, on a notional basis, from certain of the real estate investments made by the Company via the Company's co-investments in real estate through LaSalle Investment Company ("LIC"), a series of limited partnerships, based on the performance of LIC's underlying investments (the "Investments"). This Plan is designed to permit the Company to continue to retain the services of Participants in the Plan, to increase their efforts on behalf of the Company and to promote its success in the interest of stockholders. It will also serve to further align the interests of participants in the Plan with those of the Company's real estate investment clients.

II.  ELIGIBILITY

An employee or independent contractor shall become a Participant as of the date he is notified in writing by the Compensation Committee of the Company's Board of Directors (the "Committee"), or its delegate, that he or she has been selected to become a Participant. The Committee shall consider such factors as it, in its sole discretion, considers pertinent in selecting Participants. "Participant" means, for a Plan year or portion of a Plan year, an individual:
(a) who is an employee of or independent contractor to the Company or an Affiliate; (b) who is a member of a select group of management or highly compensated employees, or an individual serving as an independent contractor having comparable duties and compensation; (c) who, for such Plan year, has satisfied such minimum compensation or other classification requirements established from time to time by the Committee, and who is designated by the Committee, in its sole discretion, as a Participant in the Plan; and (d) who has not otherwise been removed from participation in the Plan by the Committee. A Participant must complete such forms and provide such data in a timely manner as is required by the Committee.

III. SPECIFIC TERMS OF GRANTS

     a. PARTICIPANTS' ACCOUNTS: The Committee shall establish and maintain on behalf of each Participant a separate bookkeeping account (an "Account") under the Plan. With respect to each Participant, this Account shall represent the amount of his notional interest in the Initially Allocated Funds and Subsequently Allocated Funds granted under the Plan plus any distributions to which he subsequently becomes entitled. An Account shall be credited with a distribution arising from an Investment only when such distribution is actually received by the Company. Distributions credited to an Account shall not earn interest. The Committee, in its discretion, may also establish and maintain such additional separate bookkeeping accounts for the Participant as it shall deem desirable.


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     b.   BASIS OF  GRANTS  AND  INITIAL  GRANT:  For  calendar  year  2002, the
          Company will identify a $5.0 million allocation out of the total of funds that it has invested in the Investments as of December 31, 2002 (the "Initially Allocated Funds") to be used as a benchmark for determining the notional interests to be earned by Participants. The Initially Allocated Funds will exclude any cash held by LIC as of that date and assume that any cash held is proportionately allocated to the Investments at that time. If any one or more of the Investments to which the Initially Allocated Funds is to be allocated has not completed its equity capital raising process at December 31, 2002, the allocation will be finalized after the completion of such equity capital raising. Specifically, for the calendar year 2002, the Investments that comprise the Initially Allocated Funds are as follows: Income & Growth Fund III, LaSalle Euro Growth II, Asia
          Recovery Fund, Medical Office Fund, and CalEast. The Initially Allocated Funds will be allocated to the particular Investments in proportion to the amount invested in that particular Investment compared to the total invested by the Company in all of the Investments as of that date. The Initially Allocated Funds will not be allocated expenses, for purposes of the Plan, in the same manner as all other investors. As soon as practicable following the date on which the Initially Allocated Funds are identified by the Company, each Participant's Account (as defined above) shall be credited with a proportional notional interest (an "Interest") in such Initially Allocated Funds. A Participant's Interest will represent an unfunded and unsecured promise to be paid in accordance with the terms of the Plan and not an actual interest in the Investments.

     c. FUTURE GRANTS: The Company will identify and allocate an additional $5.0 million of its investment in the Investments for grants to Participants in each of calendar years 2003 through the term of the Plan, which will be determined, tracked, calculated and become Interests in the same manner as provided for in III. b. above, at the end of each of the respective years (the "Subsequently Allocated Funds"), including allowing for the final equity closes of each Investment within the Subsequently Allocated Funds, or such other amount as may be determined by the Committee; provided, that no
                                                               --------
          additional allocations will be made unless the Company meets at least a 10% GAAP earnings per share growth for the immediately preceding calendar year over the prior calendar year; further
                                                                        -------
          provided, that an allocation will only be made for 2005 in 2006 if the
          --------
          Company's results for the year ended 2005 meet or exceed the budget approved by the Board of Directors of the Company for 2005. As soon as practicable following the date on which the Subsequently
          Allocated Funds are identified by the Company, each Participant's Account shall be credited with an Interest in such Subsequently Allocated Funds. Participation in such future grants, if any, will be determined by the Committee on an annual basis.

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     d.   VESTING:  A  Participant  shall  vest  in  such portion of his Account attributable to his notional Interest in the Initially Allocated funds, and any distributions attributable thereto, and each Interest in the Subsequently Allocated Funds, and any distributions attributable thereto, upon the earlier of: (a) five (5) years from the date of grant of the Interest in the Initially Allocated Funds or, in the case of an Interest in the Subsequently Allocated Funds, five (5) years from the date of grant of each Interest in the Subsequently Allocated Funds, (b) retirement (where "Retirement" means (1) at least 55 years old with at least 10 years of service to the Company or (2) at least 55 years old and has any combination of age plus years of service equal to at least 65 or (3) after attainment of age 55, attainment of the statutory retirement age), (c) death or permanent disability, or (d) in the case of Participants employed by the Company or any of its Affiliates, a change in control (as determined by the Committee) of the Company or the business unit of the Company by which the Participant is employed. In addition, the Company may in its discretion impose on a Participant additional conditions regarding non-competition and non-solicitation of clients and employees in order for the Participant to realize the benefits relating to a qualified Retirement for purposes of this Plan.

          In the case of Participants employed by the Company or any of its Affiliates, termination of employment with the Company and its Affiliates prior to vesting, for any reason other than those provided for above, shall result in the complete forfeiture of a Participant's Account. In the case of Participants providing services to the Company or any of its Affiliates as an independent contractor (directly or through a corporation or other business entity), termination of the independent contractor relationship, direct or indirect, between the Company or its Affiliates and the Participant, for any reason other than those provided for above, shall result in the complete forfeiture of a Participant's Account. The Committee shall, in its sole discretion, have the authority to accelerate the vesting of a Participant's Account.

     e. PAYMENTS: All payments will be made in cash to any Participant whose Account has not been forfeited, in an amount or amounts, equal to the Company's return on the Initially Allocated Funds and any Subsequently Allocated Funds, in proportion to each Participant's Interest. However, no payment will be made from the Plan until such time as that Interest is vested in accordance with paragraph III. d. above. If a Participant becomes fully vested in his Account because of the five (5) year vesting period, the Company shall, as soon as practicable after the date of such vesting, pay an amount equal to all distributions attributable to any Interest credited to the Participant's Account that are actually received by the Company prior to that time. If a Participant becomes fully vested because of retirement, death, permanent disability or a change in control, the Company shall, as soon as practicable after the date on which the Participant would have satisfied the five (5) year vesting period, pay an amount equal to all distributions attributable to any Interest credited to the Participant's Account that are actually received by the Company prior to that time. The timing of any future payments shall be at the Company's discretion on or around the same time or times as the Company actually receives distributions from LIC with respect to the Investments, but in no event shall the Company be required to make payments more often than annually.

IV.  ADMINISTRATION

The Plan shall be administered by or under the authority of the Committee. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to approve eligibility to participate in the Plan, to establish the terms and conditions under which the awards become payable. In addition, the Committee shall have the authority to delegate such of its duties and authority under the Plan as it shall determine, in its sole discretion.

The Company's Global Chief Human Resources Officer shall have the authority to adopt such rules and regulations and make all other interpretations and determinations deemed necessary or desirable for the administration of the Plan.

Any interpretation of the Plan and any decisions, calculations and determinations made by the Committee or the Global Chief Human Resources Officer on all matters relating to the Plan or the administration thereof shall be final and binding.

V.  GENERAL  PROVISIONS

     a. TERM: Grants may be made pursuant to the Plan beginning as of January 1, 2002 and ending as of December 31, 2007.

     b. PLAN TERMINATION AND AMENDMENT: This Plan is subject to amendment or termination by the Committee in its sole discretion; provided that no such amendment or termination may reduce the value of any benefit already granted under the Plan. Participants will be notified of an amendment or termination of the Plan within a reasonable time after the amendment or termination has been effected.

     c. WITHHOLDING AND BENEFITS: The Company will withhold from any amounts payable under this Plan all federal, state, city and local taxes and any other amounts as shall be legally required, as well as any other amounts authorized or required by employer policy including, but not limited to, withholding for garnishments and judgments or other court orders. Amounts accrued or paid under this Plan shall not be included or considered in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any of its subsidiaries or affiliates.

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     d.   EMPLOYMENT  AND  OTHER  RIGHTS:  The  Plan  does  not  constitute  an employment, consulting or other contract and participation in the Plan will not give a Participant the right to continue to be retained as an employee of or consultant to the Company or any of its Affiliates on a full-time, part-time, or any other basis, or to or in any way limit or interfere with the Participant's right to terminate his employment or consulting relationship with the Company or its Affiliates. Participation in the Plan shall not give any Participant any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

     e. INTERESTS NOT DISTRIBUTED TO PARTICIPANTS: Any Interest forfeited in accordance with the terms of this Plan will be retained by the Company and may be redistributed, or not, as the Company deems appropriate.

     f.   LOANS: Loans are not permitted under the Plan.

     g. REPORTING: On an annual basis, the Company will provide to Participants a report on the status of the Investments.

     h. TRANSFERABILITY: Grants under the Plan shall not be transferable by a Participant, except by will or the laws of descent and distribution.

     i. GOVERNING LAW: The Plan, and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Maryland without giving effect to the principles of conflict of laws.

     j. UNFUNDED STATUS OF INTERESTS: The Plan is intended to constitute an "unfunded" plan for incentive compensation. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. With respect to any payments not yet made to a Participant pursuant to a grant, nothing contained in the Plan or any grant agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     k. GERMAN PARTICIPANTS. Notwithstanding any provision of the Plan to the contrary, clauses (b) and (c) of Section III.d. shall not be applicable in the case of any Participant residing or employed in Germany.


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